The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 1, 2026

Pricing supplement

To prospectus dated April 13, 2023,

prospectus supplement dated April 13, 2023,

product supplement no. 4-I dated April 13, 2023,

underlying supplement no. 1-I dated April 13, 2023 and
prospectus addendum dated June 3, 2024

Registration Statement Nos. 333-270004 and 333-270004-01 Dated April , 2026 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF due April 16, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

●The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF, which we refer to as the Funds, or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to 70.00% of its Share Strike Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

●Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.

●If the closing price of one share of each Fund is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.

●The notes will be automatically called if the closing price of one share of each Fund on any Review Date (other than the final Review Date) is greater than or equal to its Share Strike Price. The earliest date on which an automatic call may be initiated is July 14, 2026.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●The payment at maturity is not linked to a basket composed of the Funds. The payment at maturity is linked to the performance of each of the Funds individually, as described below.

●Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Funds:

The State Street® Financial Select Sector SPDR® ETF (Bloomberg ticker: XLF UP) and the State Street® Industrial Select Sector SPDR® ETF (Bloomberg ticker: XLI UP) (each, an “Fund” and, collectively, the “Funds”)

Contingent Interest Payments:

If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund on that Review Date or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $27.875*, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.875 per $1,000 principal amount note.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Fund on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of each Fund or the Final Share Prices, as applicable, on each subsequent Review Date is less than its Interest Barrier.

Interest Barrier / Trigger Level:	For each Fund, an amount that represents 70.00% of its Share Strike Price
Automatic Call:

If, with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund is greater than or equal to its Share Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.

Payment at Maturity:

If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Share Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.

Strike Date:	March 31, 2026
Pricing Date:	On or about April 1, 2026
Original Issue Date (Settlement Date):	On or about April 7, 2026
Review Dates†:	July 14, 2026, October 13, 2026, January 12, 2027 and April 13, 2027 (final Review Date)
Valuation Date†:	April 13, 2027
Interest Payment Dates†:	July 17, 2026, October 16, 2026, January 15, 2027 and the Maturity Date
Maturity Date†:	April 16, 2027
CUSIP:	46660RRT3
Other Key Terms:	See “Additional Key Terms” in this pricing supplement

† Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)  J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $978.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, the accompanying prospectus addendum, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 4-I dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

●Underlying supplement no. 1-I dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●Prospectus supplement and prospectus, each dated April 13, 2023:
https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Trigger Event:	A Trigger Event occurs if the Final Share Price (i.e., the closing price of one share on the Valuation Date) of any Fund is less than its Trigger Level.
Fund Return:	(Final Share Price – Share Strike Price) Share Strike Price
Share Strike Price:

With respect to each Fund, the closing price of one share of such Fund on the Strike Date, which was $49.37 for the State Street® Financial Select Sector SPDR® ETF and $161.73 for the State Street® Industrial Select Sector SPDR® ETF.

The Share Strike Prices are not determined by reference to the closing price of such Fund on the Pricing Date.

Final Share Price:	With respect to each Fund, the closing price of one share of such Fund on the Valuation Date
Share Adjustment Factor:

The Share Adjustment Factor is referenced in determining the closing price of one share of each Fund and is set initially at 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Funds. See “The Underlyings —Funds— Anti-Dilution Adjustments” in the accompanying product supplement for further information

Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Lesser Performing Fund:	The Fund with the Lesser Performing Fund Return
Lesser Performing Fund Return:	The lowest of the Fund Returns of the Funds

JPMorgan Structured Investments —  PS-1
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Fund?

If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $27.875 plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.875 per $1,000 principal amount note.  If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of any Fund or, (2) with respect to the final Review Date, the Final Share Price of any Fund is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of any Fund or the Final Share Price, as applicable, is less than its Interest Barrier, and for which no Contingent Interest Payment subsequently becomes payable on any later Interest Payment Date, as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $27.875 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$111.500
1 No-Coupon Date	$83.625
2 No-Coupon Dates	$55.750
3 No-Coupon Dates	$27.875
4 No-Coupon Dates	$0.000

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Lesser Performing Fund is the State Street® Financial Select Sector SPDR® ETF and that the closing price of one share of the other Fund on each Review Date is greater than or equal to its Share Strike Price (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which Fund will be the Lesser Performing Fund for purposes of calculating your actual payment at maturity, if any, or as to what the closing value of any Fund will be on any Review Date. Each hypothetical payment set forth below assumes a hypothetical Share Strike Price for the Lesser Performing Fund of 100, an Interest Barrier and a Trigger Level of 70.00 (equal to 70.00% of its hypothetical Share Strike Price) and a Contingent Interest Payment of $27.875. The hypothetical Share Strike Price of 100.00 has been chosen for illustrative purposes only and does not represent the actual Share Strike Price. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.875 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of the Lesser Performing Fund	Lesser Performing Fund Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Share Price of the Lesser Performing Fund(3)	Lesser Performing Fund Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
$180.00	80.00%	$1,027.875	$180.00	80.00%	$1,027.875	N/A
$170.00	70.00%	$1,027.875	$170.00	70.00%	$1,027.875	N/A
$160.00	60.00%	$1,027.875	$160.00	60.00%	$1,027.875	N/A
$150.00	50.00%	$1,027.875	$150.00	50.00%	$1,027.875	N/A
$140.00	40.00%	$1,027.875	$140.00	40.00%	$1,027.875	N/A
$130.00	30.00%	$1,027.875	$130.00	30.00%	$1,027.875	N/A
$120.00	20.00%	$1,027.875	$120.00	20.00%	$1,027.875	N/A
$110.00	10.00%	$1,027.875	$110.00	10.00%	$1,027.875	N/A
$105.00	5.00%	$1,027.875	$105.00	5.00%	$1,027.875	N/A
$100.00	0.00%	$1,027.875	$100.00	0.00%	$1,027.875	N/A
$95.00	-5.00%	$27.875	$95.00	-5.00%	$1,027.875	N/A
$90.00	-10.00%	$27.875	$90.00	-10.00%	$1,027.875	N/A
$80.00	-20.00%	$27.875	$80.00	-20.00%	$1,027.875	N/A
$70.00	-30.00%	$27.875	$70.00	-30.00%	$1,027.875	N/A
$69.99	-30.01%	N/A	$69.99	-30.01%	N/A	$699.90
$60.00	-40.00%	N/A	$60.00	-40.00%	N/A	$600.00
$50.00	-50.00%	N/A	$50.00	-50.00%	N/A	$500.00
$40.00	-60.00%	N/A	$40.00	-60.00%	N/A	$400.00
$30.00	-70.00%	N/A	$30.00	-70.00%	N/A	$300.00
$20.00	-80.00%	N/A	$20.00	-80.00%	N/A	$200.00
$10.00	-90.00%	N/A	$10.00	-90.00%	N/A	$100.00
$0.00	-100.00%	N/A	$0.00	-100.00%	N/A	$0.00

JPMorgan Structured Investments —  PS-2
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

(1) The notes will be automatically called if the closing price of one share of each Fund on any Review Date (other than the final Review Date) is greater than or equal to its Share Strike Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3) With respect to each Fund, the Final Share Price is equal to the closing price of one share of that Fund on the Valuation Date.

(4) A Trigger Event occurs if the Final Share Price (i.e., the closing price of one share on the Valuation Date) of any Fund is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Lesser Performing Fund increases from its Share Strike Price of $100.00 to a closing price of $120.00 on the first Review Date. Because the closing price of one share of the Lesser Performing Fund on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of the Lesser Performing Fund on the first Review Date is greater than its Share Strike Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,027.875 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $27.875 per $1,000 principal amount note and repayment of principal equal to $1,000.00 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,027.875 per $1,000 principal amount note.

Example 2: A Contingent Interest Payment is not paid in connection with the first Review Date but is paid in connection with the second Review Date, the closing price of one share of the Lesser Performing Fund is less than its Share Strike Price of $100.00 on each of the Review Dates preceding the third Review Date and the price of one share of the Lesser Performing Fund increases from its Share Strike Price of $100.00 to a closing price of $120.00 on the third Review Date. The investor receives a payment of $55.75 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date), but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Lesser Performing Fund is less than its Share Strike Price on each of the Review Dates preceding the third Review Date. Because the closing price of one share of the Lesser Performing Fund on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing price of one share of the Lesser Performing Fund on the third Review Date is greater than its Share Strike Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,027.875 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $27.875 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,083.625 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Lesser Performing Fund increases from its Share Strike Price of $100.00 to a Final Share Price of $120.00 — A Trigger Event has not occurred. The investor receives a payment of $27.875 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,027.875 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $27.875 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,111.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third Review Dates and the price of one share of the Lesser Performing Fund decreases from its Share Strike Price of $100.00 to a Final Share Price of $70.00 — A Trigger Event has not occurred. The investor receives a payment of $55.75 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Share Price of the Lesser Performing Fund is less than its Share Strike Price, the investor receives at maturity a payment of $1,055.75 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $55.75 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payment for the third Review Date) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,111.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Lesser Performing Fund decreases from its Share Strike Price of $100.00 to a Final Share Price of $40.00 — A Trigger Event has occurred. The investor receives a payment of $27.875 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Lesser Performing Fund Return is -60.00%, the investor receives at maturity a payment of $400.00 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —  PS-3

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

$1,000 + ($1,000 × -60.00%) = $400.00

The total value of the payments on the notes over the term of the notes is $483.625 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the price of one share of the Lesser Performing Fund decreases from its Share Strike Price of $100.00 to a Final Share Price of $30.00 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Lesser Performing Fund Return is -70.00%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70.00%) = $300.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

●CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $27.875* per $1,000 principal amount note. If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share each Fund or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of any Fund or, (2) with respect to the final Review Date, the Final Share Price of any Fund is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Fund or the Final Share Price, as applicable, of any Fund on each subsequent Review Date is less than its Interest Barrier.  If the closing price of one share of the Fund or the Final Share Price, as applicable, of any Fund on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.875 per $1,000 principal amount note.

●POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Fund on any Review Date (other than the final Review Date) is greater than or equal to its Share Strike Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Dates. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.

●RETURN DEPENDENT ON THE LESSER PERFORMING OF THE FUNDS — The return on the notes is dependent on the Lesser Performing Fund, which will either be the State Street® Financial Select Sector SPDR® ETF or the State Street® Industrial Select Sector SPDR® ETF.

The State Street® Financial Select Sector SPDR® ETF (formerly known as the Financial Select Sector SPDR® Fund) is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index, which we refer to as the Underlying Index with respect to the State Street® Financial Select Sector SPDR® ETF. The Financial Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® financial sector of the S&P 500® Index, which currently includes companies in the following industries: financial services; insurance; banks; capital markets; mortgage real estate investment trusts (“REITs”); and consumer finance. For additional information about the State Street® Financial Select Sector SPDR® ETF, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

The State Street® Industrial Select Sector SPDR® ETF (formerly known as the Industrial Select Sector SPDR® Fund) is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Industrials Select Sector Index, which we refer to as the Underlying Index with respect to the State Street® Industrial Select Sector SPDR® ETF. The Industrials Select Sector Index is a capped

JPMorgan Structured Investments —  PS-4
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

modified market capitalization-based index that measures the performance of the GICS® industrials sector of the S&P 500® Index, which currently includes companies in the following industries: aerospace & defense; industrial conglomerates; machinery; air freight & logistics; passenger airlines; marine transportation; ground transportation; transportation infrastructure; commercial services & supplies; professional services; electrical equipment; construction & engineering; trading companies & distributors; and building products. For additional information about the State Street® Industrial Select Sector SPDR® ETF, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

●TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Funds , the Underlying Indices or any of the component securities of the Funds or the Underlying Indices.

JPMorgan Structured Investments —  PS-5

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Share Price of the Lesser Performing Fund is less than its Share Strike Price. Under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of the principal amount of your notes at maturity.

●THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Fund. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called and if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Fund on that Review Date or, (2) with respect to the final Review Date, the Final Share Price of each Fund is greater than or equal to its Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates). If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of any Fund or, (2) with respect to the final Review Date, the Final Share Price of any Fund is less than its Contingent Interest Barrier, no Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share or the Final Share Price, as applicable, of any Fund on each subsequent Review Date is less than its Interest Barrier. Accordingly, if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of any Fund or, (2) with respect to the final Review Date, the Final Share Price of any Fund is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

●THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

●REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

●NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Funds would have.

●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF ANY FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of any Fund, which may be significant. You will not participate in any appreciation of any Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Fund during the term of the notes.

●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH FUND — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Funds. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Fund such that you will be equally exposed to the risks related to each of the Funds. The performance of the Funds may not be correlated. Poor

JPMorgan Structured Investments —  PS-6
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

performance by any of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund. Accordingly, your investment is subject to the risk of decline in the value of each Fund.

●THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Share Price of the Lesser Performing Fund is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund from its Share Strike Price to its Final Share Price.

●VOLATILITY RISK — Greater expected volatility with respect to the Funds indicates a greater likelihood as of the Pricing Date that the closing prices of one share of the Funds or the Final Share Prices, as applicable, could be below its Interest Barrier on any Review Date or below its Trigger Level on the final Review Date. A Fund’s volatility, however, can change significantly over the term of the notes. The price of one share of the Funds could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Contingent Interest Payments or a significant loss of principal, or both.

●LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

●THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

●POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for

JPMorgan Structured Investments —  PS-7

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity”.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

●JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE STATE STREET® FINANCIAL SELECT SECTOR SPDR® ETF AND ITS UNDERLYING INDEX — JPMorgan Chase & Co. is currently one of the companies that make up the State Street® Financial Select Sector SPDR® ETF or its Underlying Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the State Street® Financial Select Sector SPDR® ETF or the price of its Underlying Index.

●THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of each Fund are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the investment strategies of such Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds, and consequently, the value of the notes.

●THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — Each Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying each Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of each Fund. Further, market volatility may adversely

JPMorgan Structured Investments —  PS-8
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Fund. As a result, under these circumstances, the market value of shares of each Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●RISKS ASSOCIATED WITH THE INDUSTRIALS SECTOR WITH RESPECT TO THE STATE STREET® INDUSTRIAL SELECT SECTOR SPDR® ETF — All or substantially all of the equity securities held by the State Street® Industrial Select Sector SPDR® ETF are issued by companies whose primary line of business is directly associated with the industrials sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Industrial companies are affected by supply and demand both for their specific product or service and for industrial sector products in general. Government regulation, world events, exchange rates and economic conditions, technological developments and liabilities for environmental damage and general civil liabilities will likewise affect the performance of these companies. Aerospace and defense companies, a component of the industrials sector, can be significantly affected by government spending policies because companies involved in this industry rely, to a significant extent, on U.S. and foreign government demand for their products and services. Thus, the financial condition of, and investor interest in, aerospace and defense companies are heavily influenced by governmental defense spending policies, which are typically under pressure from efforts to control the U.S. (and other) government budgets. Transportation securities, a component of the industrials sector, are cyclical and have occasional sharp price movements, which may result from changes in the economy, fuel prices, labor agreements and insurance costs. These factors could affect the industrials sector and could affect the value of the equity securities held by the State Street® Industrial Select Sector SPDR® ETF and the price of the State Street® Industrial Select Sector SPDR® ETF during the term of the notes, which may adversely affect the value of your notes.

●RISKS ASSOCIATED WITH THE FINANCIAL SECTOR WITH RESPECT TO THE STATE STREET® FINANCIAL SELECT SECTOR SPDR® ETF — All or substantially all of the equity securities held by the State Street® Financial Select Sector SPDR® ETF are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when these companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities) or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. These factors could affect the financial sector and could affect the value of the equity securities held by the State Street® Financial Select Sector SPDR® ETF and the price of the State Street® Financial Select Sector SPDR® ETF during the term of the notes, which may adversely affect the value of your notes.

●THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of each Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of such Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —  PS-9

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

Historical Information Regarding the Funds

The following graphs set forth the historical performance of the Funds based on the weekly historical closing prices of one share of each Fund from January 8, 2021 through March 27, 2026. The closing price of one share of the State Street® Financial Select Sector SPDR® ETF on March 31, 2026 was $49.37. The closing price of one share of the State Street® Industrial Select Sector SPDR® ETF on March 31, 2026 was $161.73.

We obtained the various closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits. The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date and any Review Date, including the final Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount at maturity or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk

JPMorgan Structured Investments —  PS-10
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF

Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Lesser Performing of the Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Terms of the Notes

Any values of the Funds, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

JPMorgan Structured Investments —  PS-11
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the State Street® Financial Select Sector SPDR® ETF and the State Street® Industrial Select Sector SPDR® ETF